Consent of Independent Auditors


Administrative Committee
Computer Associates Savings Harvest Plan:


We consent to the incorporation by reference in the Registration Statements (No. 33-20797, as amended, and No.333-04801) on Form S-8 of Computer Associates Savings Harvest Plan of Computer Associates International, Inc. of our report dated September 3, 1999, relating to the statement of assets available for benefits as of March 30, 1999 and the related statement of changes in assets available for benefits for the year then ended, and the related schedules of Computer Associates Savings Harvest Plan, which report appears in the Form 11-K for the year ended March 30, 1999.



                                                      /s/ KPMG LLP

Melville, New York
September 24, 1999